Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SNAP INTERACTIVE, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Snap Interactive, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.             The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to (a) provide mandatory indemnification to the Corporation’s officers and directors and (b) designate the Court of Chancery in the State of Delaware as the sole and exclusive forum for certain legal actions or proceedings against the Corporation, (ii) declaring such amendments to be advisable and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendments at an annual meeting of stockholders.

2.             Upon this Certificate of Amendment becoming effective, the Certificate of Incorporation of the Corporation is hereby amended by adding Articles THIRTEENTH and FOURTEENTH to read as follows:

THIRTEENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and advance expenses to, any person who is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may provide indemnification to any such person and any other person who is or was an employee or agent of the Corporation, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise differ from those set forth herein. Any repeal or modification of this Article THIRTEENTH by the stockholders of the Corporation shall not adversely affect any rights existing under this paragraph at the time of such repeal or modification.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

3.             This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.             This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

5.             This Certificate of Amendment shall become effective when it is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 8th day of March 2016.

SNAP INTERACTIVE, INC.,
a Delaware corporation

By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer and Chief Financial Officer